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Securities & Exchange Commission 100 F Street, N.E. Washington, DC 20549 United States of America

August 29, 2005

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Dear Sirs,

We have read Item 4.01 of Form 8-K dated August 23, 2005, of Airspan Networks, Inc. and are in agreement with the statements contained in the first 2 sentences of paragraph 1 and the statements contained in paragraphs 2 through 5 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant’s statement concerning the lack of internal control to prepare financial statements included in the registrants annual report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, included in paragraph 4 on page 2 therein, we had considered such matters in determining the nature, timing and extent of procedures in our audit of the registrant’s 2004 financial statements.

Yours faithfully,

/s/ Ernst & Young LLP